Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, June 24, 2009

Media General’s Board of Directors Appoints New Member Dennis J. FitzSimons

Richmond, VA – The Board of Directors of Media General (NYSE: MEG) at its meeting today increased the size of the board from nine to 10 members and appointed Dennis J. FitzSimons, former Chairman, CEO and President of the Tribune Company, to the board. Mr. FitzSimons will be a member of the Audit Committee.

“Dennis FitzSimons is a proven and innovative business leader who led a premier media company through times of outstanding growth and tough challenges. His industry knowledge and experience with the changing media landscape and the synergies of print, broadcast and online platforms will bring a valuable perspective to the Media General board’s deliberations,” said Marshall N. Morton, President and Chief Executive Officer. “We welcome his counsel as Media General continues to adapt its business model to an increasingly digital and mobile media world.”

Mr. FitzSimons stepped down as Chairman, CEO and President of Tribune Company in December 2007 on completing the sale of the company to an Employee Stock Ownership Plan and Sam Zell. The transaction brought to a close a 25-year career at the company. Mr. FitzSimons’ first 17 years were spent in the Broadcast Division where he rose through the ranks of the television group. He was appointed Tribune Executive Vice President in January 2000, with responsibility for the company’s broadcasting, publishing and interactive groups. He was elected to Tribune’s Board of Directors in 2000 and named President and Chief Operating Officer of Tribune in July 2001. Mr. FitzSimons was named CEO in January 2003 and became Chairman a year later.

Mr. FitzSimons currently serves as Chairman and Director of the Robert R. McCormick Foundation, one of the largest charitable trusts in the U.S. He is a Trustee of Northwestern University, the Museum of Science and Industry, the United Way of Metropolitan Chicago, and he is active with several other business and civic organizations on the local and national levels.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 21 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus more than 250 weekly newspapers and other targeted publications. The company owns and operates 18 network-affiliated television stations that reach 27.5 percent of the television households in the Southeast and more than 8 percent of those in the United States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and three growing interactive advertising services companies, Blockdot, Inc., NetInformer and DealTaker.com.

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